UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant ☑
Filed by Party other than Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement	☑	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

Pitney Bowes Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid: [inert]
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholders:

Eduardo Menascé, chairman of the Pitney Bowes Inc. Executive Compensation Committee participated in a “Proxy Chat” with Glass, Lewis & Co., LLC on Thursday, April 4, 2013, to discuss how our executive compensation program is designed and the key changes made to the program over the past year. Mr. Menascé was joined by Johnna Torsone, Executive Vice President and Chief Human Resources Officer, and Andrew Gold, Vice President, Global Rewards. Mr. Menascé also discussed the 2013 annual incentive, noting that all of the objectives will be based on the achievement of financial metrics. There will be no strategic objectives. The metrics for the 2013 annual incentive financial objectives will be Revenue Growth, Adjusted Free Cash Flow and Adjusted Earnings Before Interest and Taxes. The annual incentive is subject to a modifier of 0 to 10% for the achievement of certain client and employee objectives.

The slides used for the Proxy Chat follow. We urge you to read our entire proxy statement, filed with the Securities and Exchange Commission on March 25, 2013, including the Compensation Discussion and Analysis included therein.

Proxy Chat

Discussion of Pitney Bowes Executive Compensation

April 4, 2013

Pitney Bowes
1

Background

- Following the majority vote by stockholders against our Say-on-Pay vote at our 2012 annual meeting, the Executive Compensation Committee and the board engaged in an extensive re-examination of our executive compensation program, including reaching out to stockholders holding over 60% of our outstanding shares to obtain feedback.
- The ECC hired a new independent compensation consultant shortly after the 2012 annual meeting
- On October 10, 2012, we filed our form 8-K detailing the changes to our compensation program and again engaged stockholders holding over 64% of our outstanding shares to review the changes and obtain feedback.
- Following a careful succession planning process, on December 4th the board announced the election of a new CEO, Marc Lautenbach. The board also announced the appointment of an independent non-executive chairman.
- Our former CEO Murray Martin retired in February 2013.
- Because the company adopted its 2012 executive compensation program before the 2012 Say-on-Pay vote, some of the compensation changes will not be reflected in the proxy tables until 2013 executive compensation is reported in the 2014 proxy statement.
- The company continues to be in a period of transition and is focused on repositioning its business to succeed in the changing market landscape

Pitney Bowes 2

Actions Taken After Say-on-Pay Vote

Stockholder Feedback	Features Prior to Say on Pay Vote	New Features and Changes After Say on Pay Vote
The former CEO's annual incentive target was high compared to peers	• Former CEO annual incentive target of 165% of base salary	• Reduced the former CEO annual incentive target to 130% (applied retroactively to 2012 and to the future)
Stronger alignment between total CEO compensation and TSR	• Payout when performance met financial and/or strategic objectives	• More aggressive use of negative discretion reflecting TSR, in addition to performance against financial and strategic objectives for annual incentive plan and CIU payouts
Financial performance criteria should have greater weighting in annual incentive program	• Annual incentive program comprised of 70% financial metrics and 30% strategic metrics	• Increased weighting of financial metrics in annual incentive program to at least 80% and decreased weighting of strategic metrics to no more than 20%
Stronger alignment between long-term TSR performance and long-term incentive payout	• One-year TSR adjustment in each of the three years for 2011 – 2013 CIU cycle, capped at 2.25x target	• Reinstituted cumulative three-year +/– 25% TSR adjustment for future CIU awards in connection with eliminating the market stock units ("MSUs")
	• Eliminated TSR adjustment for 2012 – 2014 CIU cycle due to the introduction of MSUs as a new award type which includes a TSR feature	• Capped maximum payout at 2x target • Retroactively applied changes to the 2012 – 2014 CIU cycle • Positive TSR adjustment only if stock price increases over three-year period

Pitney Bowes 3

Actions Taken After Say-on-Pay Vote - (Continued)

Stockholder Feedback	Features Prior to Say on Pay Vote	New Features and Changes After Say on Pay Vote
Company peer group weighted toward companies with outsized peers	• In the prior peer group, we were in the 30th percentile of revenue and 13th percentile of market capitalization. Our prior peer group included companies which over time were no longer a good match based on revenue and market capitalization	• Changed the peer group. In the new peer group, we are in the 50th percentile of revenue and 25th percentile of market capitalization, better balancing company size and complexity of business. The new peer group increases the weighting on commercial printing and computer hardware peers
Awards subject to performance criteria in addition to the 162(m) threshold performance target should have greater weight in the total LTI portion of the compensation package	• LTI award mix was comprised of 50% CIUs, 25% performance-based restricted stock units ("RSUs") and 25% MSUs (in 2012, the 25% stock option LTI component was replaced with MSUs)	• For 2013, the LTI award mix is comprised of 60% CIUs and 40% RSUs (CIUs include financial performance criteria in addition to the 162(m) threshold performance target) • Eliminated MSUs
Duplicative metrics should be eliminated from the annual and long-term incentive objectives	• For 2012, both the annual and long-term incentive objectives included an Adjusted EPS metric as one of the financial objectives	• Eliminated duplicative metric. For 2013, the annual incentive plan will replace the Adjusted EPS metric with an Adjusted EBIT metric

Pitney Bowes 4

Actions Taken After Say-on-Pay Vote - (Continued)

Stockholder Feedback	Features Prior to Say on Pay Vote	New Features and Changes After Say on Pay Vote
Questioned the necessity of Former CEO Special Performance Award	• Granted the former CEO $2 million KEIP opportunity based on certain succession planning and enterprise growth objectives	• Cancelled this award, with the former CEO's agreement
Change-in-control gross-up is considered a poor pay practice	• Provided U.S. executives a gross-up for 20% excise tax imposed on parachute payments under the Internal Revenue Code ("Code")	• Eliminated change in control excise tax gross-up protection effective October 8, 2012 for all executives
Provide more transparency regarding the rigor of the incentive objectives	• No disclosure of minimums and maximums of compensation goals and targets	• Enhanced disclosure of compensation objectives, including minimums and maximums

Pitney Bowes 5

Snapshot of 2012 Compensation Payout Decisions

Annual Incentive	2012 Actual Payout Factor as a % of Target	2011 Actual Payout Factor as a % of Target	Percentage change 2012 vs. 2011
Financial Objectives	64%	74%	
Strategic Objectives	11%	17%	
Payout Modifier	0%	7%	
Subtotal	75%	98%	
Negative Discretion	(11%)	0%	
Total Payout Factor	64%	98%	(35%)

Long-Term Incentive	2012 Actual Unit Payout Value (2010 – 2012 cycle)	2011 Actual Unit Payout Value (2009 – 2011 cycle)	Percentage change 2012 vs. 2011
Adjusted Earnings per Share	$0.62	$0.42	
Adjusted Free Cash Flow	$0.80	$0.90	
TSR Modifier[1]	($0.28)	($0.25)	
Subtotal	$1.14	$1.07	
Negative Discretion	($0.40)	$0.00	
Total Payout Value	$0.74	$1.07	(31%)

[1] The TSR modifier for 2010 – 2012 and 2009 – 2011 CIU cycles is an annual modifier aggregated over each three year cycle, which modifies the final payout by up to +/– 25% based on TSR as compared to the TSR of companies within the S&P 500. The relative TSR for 2009, 2010, 2011 and 2012 was –25%, –10%, –25%, and –25% respectively.

Pitney Bowes 6

Former CEO Compensation

Summary Compensation Table Total - Murray Martin
$9,500
$9,000
$8,500
$8,000
$7,500
$7,000
($thousands)
$8,334
$9,231
$7,786
2010
2011
2012

The above chart illustrates Mr. Martin's total compensation as disclosed in the Summary Compensation Table from 2010 to 2012.

Pitney Bowes 7

New CEO at Pitney Bowes

- Effective December 3, 2012, the board elected Marc B. Lautenbach as President and CEO.
- The new CEO's compensation is the following:
  - Annual base salary: $850,000
  - Annual incentive target: 130%, no guaranteed bonus
  - Long term incentive target value: $4,000,000
  - One-time sign-on of premium-priced options with Black-Scholes value of approximately: $756,000
    - 100,000 options with exercise price of 115% of closing price on first day of work
    - 200,000 options with exercise price of 130% of closing price on first day of work
    - 300,000 options with exercise price of 145% of closing price on first day of work
    - 400,000 options with exercise price of 160% of closing price on 2013 grant date.
      - All options vest in 4 equal annual installments beginning on the first anniversary of the first day of work.

Pitney Bowes
8

New CEO Compensation

CEO Target Total Direct Compensation 2012 and 2013

$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
($ thousands)
$7,550
$5,250
$1,300
$1,000
$6,287
$4,081
$1,242
$964
$5,995
$4,000
$1,105
$850
Mr. Martin (1)
Peer Median
Mr. Lautenbach
Long Term Incentive
Annual Incentive
Base Salary

Pitney Bowes 9

Moving Forward at Pitney Bowes

- Pay for performance will continue to be the focus of Pitney Bowes' compensation philosophy and plan design
- We will continue communicating with our stockholders to gain further insight regarding their views on our executive compensation program and practices

Pitney Bowes 10

Members of Our Peer Group

Appendix I

- Our new peer group will be comprised of the following companies:
  - Agilent Technologies
  - Alliance Data Systems
  - Avery Dennison*
  - Diebold*
  - DST Systems
  - Fiserv, Inc.
  - Harris Corp.
  - Iron Mountain*
  - Lexmark International
  - NCR Corp.
  - R.R. Donnelly & Sons Company
  - Rockwell Automation
  - Unisys Corp.*
  - Xerox Corp.

* Denotes new peer company

- We have added the following companies for their similar size and business focus:
  - Avery Dennison, Diebold, Iron Mountain and Unisys Corp.
- We have removed the following companies due to size/business differences:
  - Larger than PBI in revenue:
    - Automatic Data Processing, Computer Sciences, Ingersoll Rand, Seagate Technology
  - Different industrial focus:
    - Cognizant Technology Solutions, ITT

Pitney Bowes 11